Exhibit 10.08
December ___, 2010
We would like to clarify certain terms of the employment letter (the “Agreement”), between you and HeartWare, Inc. (the “Company”), to reflect the parties’ original intent to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and one additional matter concerning indemnification, as follows:
1. Timing of Severance Pay After Execution of a Release. If under the terms of the Agreement the execution of a general release of claims is a condition to your receiving severance or other benefits under the Agreement, the Company will provide you with the form of release agreement within seven days after your separation from service. To be entitled to the severance or other benefits, you must execute and deliver to the Company the release agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law. If you timely deliver an executed release agreement to the Company, and you do not revoke the release agreement during the minimum revocation period required under applicable law, the severance or other benefits shall be paid or commence being paid, as specified in the Agreement, on the date the release agreement becomes effective. If, however, the period during which you have discretion to execute or revoke the release agreement straddles two calendar years, the severance or other benefits shall be paid or commence being paid, as applicable, as soon as practicable in the second of the two calendar years, regardless of within which calendar year you actually deliver the executed release agreement to the Company, subject to the release agreement first becoming effective. Consistent with Section 409A, you may not, directly or indirectly, designate the calendar year of payment. Nothing in this letter agreement shall be construed to alter the terms of the Agreement that condition your entitlement to any severance or other benefits upon your compliance with the restrictive covenants and any other terms and conditions specified in the Agreement.

2. Indemnification. Except in the case of negligence, fraud, embezzlement or misrepresentation the Company hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and to cause any parent or subsidiary of the Company (including, without limitation, the Parent) to indemnify and hold you harmless to the fullest extent permitted by the provisions of the laws of the jurisdiction of its incorporation against any liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred in connection with the your services as an officer or director of the Company or any of its subsidiaries or affiliates, including the Parent, if in each of the foregoing cases, (i) you acted in good faith and in a manner you believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe your conduct was unlawful, and (ii) your conduct did not constitute gross negligence or willful or wanton misconduct. Without limitation of the foregoing, this paragraph shall be deemed to grant to the you the rights to indemnification provided by the Company’s and the Parent’s certificate of incorporation and by-laws, as currently constituted, regardless of any subsequent amendment or modification of the applicable provisions of such instruments, with such provisions being deemed incorporated herein by reference. The Company shall advance or cause its subsidiaries to advance all expenses (including all reasonable legal fees and expenses) reasonably incurred by you in defending any such claim, action or proceeding, whether civil, administrative, criminal or otherwise, brought against you in your capacity as an officer of director of the Company or any of its subsidiaries or affiliates, including the Parent, to the fullest extent permitted under applicable law, provided Executive provides an undertaking pursuant to which he agrees to repay all such advances if it is ultimately determined that you are not entitled to indemnification under the circumstances. Notwithstanding anything else contained in this letter agreement or the Agreement, the above shall not apply where the liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred by you arise as a result, directly or indirectly, of any claim or action taken against you by the Company, the Parent or any of their respective subsidiaries or affiliates.
3. Relocation Benefit. You shall be entitled to reimbursement of the relocation costs specified in Clause 5 of the Agreement only to the extent such costs are incurred no later than the end of the second calendar year after the calendar year in which your separation from service occurs. To the extent incurred, those relocation costs shall be reimbursed by the Company within 30 days after receipt of appropriate documentation and in no event later than the end of the third calendar year after the calendar year of your separation from service. In addition, any payment due under Clause 5(b) of the Agreement shall be made as soon as practicable after your separation from service, but in all events within 30 days after such separation. [THIS SECTION 3 APPLIES TO MR. MCINTYRE ONLY]
4. No Other Changes. You agree that the terms and conditions of the Agreement, to the extent not modified hereby, will continue to apply as specified in the Agreement.

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To indicate your acceptance of these updated terms and conditions of your employment, please sign and return one copy of this letter to me by no later than December 31, 2010.

Sincerely, HEARTWARE, INC.
By:
Name:
Title:

Agreed to and accepted:

Write Name: